Exhibit 4.1

NUMBER UNITS U-
SEE REVERSE FOR CERTAIN DEFINITIONS	CUSIP G4233U 123

HAINAN MANASLU ACQUISITION CORP.

UNITS CONSISTING OF ONE ORDINARY SHARE, ONE-HALF OF ONE
WARRANT TO PURCHASE ONE ORDINARY SHARE, AND ONE RIGHT
TO RECEIVE ONE-TENTH OF ONE ORDINARY SHARE

THIS CERTIFIES THAT	is the owner of	Units.

Each Unit (“Unit”) consists of one ordinary share, par value $0.0001 per share (“Ordinary Shares”), of Hainan Manaslu Acquisition Corp., a Cayman Islands exempted company (the “Company”), one-half of one warrant (the “Warrant”), and one right (the “Right”). Each whole Warrant entitles the holder to purchase one Ordinary Share (subject to adjustment) for $11.50 per share (subject to adjustment). Only whole Warrants are exercisable. Each whole Warrant will become exercisable on the later of (i) the Company’s completion of a merger, share exchange, asset acquisition, share purchase, reorganization or other similar business combination with one or more businesses (each a “Business Combination”), and (ii) twelve (12) months from the effective date of the Company’s Registration Statement on Form S-1 for its initial public offering (File No. 333-261340), and will expire, unless exercised before 5:00 p.m., New York City Time, on the date that is five (5) years after the date on which the Company completes its initial Business Combination, or earlier upon redemption or liquidation. Each Right entitles the holder thereof to receive one-tenth of one Ordinary Share upon the consummation of the initial Business Combination. The Ordinary Shares, Warrants and Rights comprising the Units represented by this certificate are not transferable separately prior to [    ], 2022, unless Ladenburg Thalmann & Co. Inc. elects to allow separate trading earlier, subject to the Company’s filing of a Current Report on Form 8-K with the U.S. Securities and Exchange Commission containing an audited balance sheet reflecting the Company’s receipt of the gross proceeds of its initial public offering and issuing a press release announcing when separate trading will begin. No fractional Warrants will be issued upon separation of the Units. The terms of the Warrants and Rights are governed by a Warrant Agreement, dated as of [    ], 2022, between the Company and Continental Stock Transfer & Trust Company (“CST”), as Warrant Agent, and a Rights Agreement dated as of [    ], 2022, between the Company and CST, as Rights Agent, respectively, and are subject to the terms and provisions contained therein, all of which terms and provisions the holder of this certificate consents to by acceptance hereof. Copies of the Warrant Agreement and the Rights Agreement are on file at the office of the Warrant Agent and Rights Agent at One State Street, New York, 30th Floor, New York 10004, and are available to any Warrant holder and Right holder on written request and without cost.

This certificate is not valid unless countersigned by the Transfer Agent and registered by the Registrar of the Company.

This certificate shall be governed by and construed in accordance with the internal laws of the State of New York.

Witness the facsimile signature of its duly authorized officers.

Chief Executive Officer	Secretary

Hainan Manaslu Acquisition Corp.

The Company will furnish without charge to each unitholder who so requests, a statement of the powers, designations, preferences and relative, participating, optional or other special rights of each class of shares or series thereof of the Company and the qualifications, limitations, or restrictions of such preferences and/or rights.

The following abbreviations, when used in the inscription on the face of this certificate, shall be construed as though

TEN COM	-	as tenants in common	UNIF GIFT MIN ACT -	Custodian
TEN ENT	-	as tenants by the entireties		(Cust) (Minor)
JT TEN	-	as joint tenants with right of survivorship and not as tenants in common		under Uniform Gifts to Minors
Act
(State)

Additional abbreviations may also be used though not in the above list.

For value received, hereby sell, assign and transfer unto

PLEASE INSERT SOCIAL SECURITY OR OTHER IDENTIFYING NUMBER OF ASSIGNEE

(PLEASE PRINT OR TYPEWRITE NAME AND ADDRESS, INCLUDING ZIP CODE, OF ASSIGNEE)

Units represented by the within Certificate, and does hereby irrevocably constitute and appoint

Attorney to transfer the said Units on the books of the within named Company with full power of substitution in the premises.

Dated:

2

	Notice:	The signature to this assignment must correspond with the name as written upon the face of the certificate in every particular, without alteration or enlargement or any change whatever.
Signature(s) Guaranteed:

THE SIGNATURE(S) MUST BE GUARANTEED BY AN ELIGIBLE GUARANTOR INSTITUTION (BANKS, STOCKBROKERS, SAVINGS AND LOAN ASSOCIATIONS AND CREDIT UNIONS WITH MEMBERSHIP IN AN APPROVED SIGNATURE GUARANTEE MEDALLION PROGRAM, PURSUANT TO S.E.C. RULE 17Ad-15 UNDER THE SECURITIES EXCHANGE ACT OF 1934, AS AMENDED OR ANY SUCCESSOR RULE).

In each case, as more fully described in the Company’s final prospectus dated [ ], 2022, the holder(s) of this certificate shall be entitled to receive a pro-rata portion of certain funds held in the trust account established in connection with its initial public offering only in the event that (i) the Company redeems the ordinary shares sold in its initial public offering and liquidates because it does not consummate an initial Business Combination within the timeframe set forth in the Company’s amended and restated memorandum and articles of association (the “Deadline”), (ii) the Company redeems the ordinary shares sold in its initial public offering in connection with a shareholder vote to amend the Company’s amended and restated memorandum and articles of association (i) to modify the substance or timing of its obligation to provide holders of its ordinary shares the right to have their shares redeemed in connection with the Company’s initial Business Combination or to redeem 100% of its public shares if the Company does not complete its initial Business Combination by the Deadline or (ii) with respect to the other provisions relating to shareholders’ rights or pre-business combination activity, or (iii) if the holder(s) seek(s) to redeem for cash his, her or its respective ordinary shares in connection with a tender offer (or proxy solicitation, solely in the event the Company seeks shareholder approval of the proposed initial Business Combination) setting forth the details of a proposed initial Business Combination. In no other circumstances shall the holder(s) have any right or interest of any kind in or to the trust account.

3